Exhibit 99.1

News Release

T1 Energy Welcomes Key Additions to Leadership Team

Andy Munro and Russell Gold bring deep solar energy legal and communications expertise to the T1 team

Austin, TX and New York, NY, April, 28, 2025 T1 Energy Inc. (NYSE: TE) (“T1,” “T1 Energy,” or the “Company”) announced the additions of Andy Munro as Chief Legal Officer and Russell Gold as Executive Vice President of Strategic Communications, effective May 1st. The appointments add to T1’s already deep energy expertise as it builds a vertically integrated, solar and storage manufacturing and technology leader in the United States.

“We are excited to welcome Andy and Russell to the T1 senior leadership team,” said Daniel Barcelo, T1’s Chief Executive Officer and Chairman of the Board. “Andy and Russell are respected leaders and prominent voices in the solar energy industry. Their additions underscore T1’s aspiration to build a leader in the U.S. solar-plus-storage market and highlight our ability to attract key talent.”

Andy Munro brings more than 30 years of legal and management experience to T1 Energy, having spent the last decade working in the solar energy, manufacturing, and technology industry. Mr. Munro joins T1 from SOLARCYCLE, a pioneer in solar panel recycling, technology, and manufacturing. Previously, he served as Chief Legal and Policy Officer at Calypso Energy, a U.S. solar cell and module manufacturing and technology company, and General Counsel at Qcells North America, a leader in U.S. solar manufacturing, technology, and development. Prior to that, Mr. Munro worked at the law firm of Latham & Watkins, where he focused on complex commercial, corporate and financing transactions for technology companies. Mr. Munro holds a J.D. from Harvard Law School and a B.A. in Economics/Business from UCLA.

“I believe the future of energy depends on a strong and innovative American solar manufacturing and technology industry and I am passionate about building a U.S.-based solar supply chain. I look forward to expanding T1’s operations and building a preeminent American solar energy manufacturing and technology company,” said Mr. Munro.

Russell Gold joins T1 Energy after a distinguished career as both an author and journalist, most recently for Texas Monthly, which followed a 21-year tenure as an investigative reporter focused on the energy industry for the Wall Street Journal. He is a two-time Pulitzer Prize finalist and a two-time winner of the Gerlad Loeb Award for Distinguished Business and Financial Journalism. Mr. Gold is the author of Superpower: One Man’s Quest to Transform American Energy, and The Boom, which was nominated for the FT Goldman Sachs Business Book of the Year prize. He graduated from Columbia University with a B.A. in History.

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“I am enthusiastic about joining the T1 Energy team and getting a chance to help shape the future of American energy,” said Mr. Gold. “The challenge of our time is to build a domestic, affordable, and renewable energy system and T1 is at the forefront of that effort.”

About T1 Energy

T1 Energy Inc. (NYSE: TE) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. In December 2024, T1 completed a transformative transaction, positioning the Company as one of the leading solar manufacturing companies in the United States, with a complementary solar and battery storage strategy. Based in the United States with plans to expand its operations in America, the Company is also exploring value optimization opportunities across its portfolio of assets in Europe.

To learn more about T1, please visit www.T1energy.com and follow us on social media.

Investor contact:

Jeffrey Spittel

EVP, Investor Relations and Corporate Development

jeffrey.spittel@T1energy.com

Tel: +1 409 599-5706

Media contact:

Amy Jaick

SVP, Communications
amy.jaick@T1energy.com

Tel: +1 973 713-5585

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Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation with respect to the Company’s aspiration to build a vertically integrated solar and storage manufacturing leader in the United States, ability to attract key talent, and plans to expand its operations; the growth of a U.S.-based solar energy industry; and the Company’s effort to build a domestic, affordable and renewable energy system. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results, or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in (i) T1’s annual report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, (ii) T1’s post-effective amendment no. 1 to the Registration Statement on Form S-3 filed with the SEC on January 4, 2024, and (iii) T1’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent amendments thereto filed on October 13, 2023, October 19, 2023 and October 31, 2023. All of the above referenced filings are available on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements, all of which are expressly qualified by the statements in this section, whether as a result of new information, future events or otherwise, except as required by law.

T1 intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on T1’s website in the ‘Investor Relations’ section. T1, and its CEO and Chairman of the Board, Daniel Barcelo, also intend to use certain social media channels, including, but not limited to, X, LinkedIn and Instagram, as means of communicating with the public and investors about T1, its progress, products, and other matters. While not all the information that T1 or Daniel Barcelo post to their respective digital platforms may be deemed to be of a material nature, some information may be. As a result, T1 encourages investors and others interested to review the information that it and Daniel Barcelo posts and to monitor such portions of T1’s website and social media channels on a regular basis, in addition to following T1’s press releases, SEC filings, and public conference calls and webcasts. The contents of T1’s website and its and Daniel Barcelo’s social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

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